Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of January 15, 2013 (the “Agreement”) by and among (i) Geokinetics Inc. on behalf of itself and each of its direct and indirect domestic subsidiaries and affiliates (collectively, the “Company”), which include: (a) Geokinetics Holdings USA, Inc., (b) Geokinetics Services Corp., (c) Geokinetics Processing, Inc., (d) Geokinetics Acquisition Company, (e) Geokinetics USA, Inc., (f) Geokinetics International Holdings, Inc., (g) Geokinetics Management, Inc.,  (h) Geokinetics International, Inc., and (i) Advanced Seismic Technology, Inc.; (ii) American Securities Opportunities Advisors, LLC (“American Securities”), Gates Capital Management, Inc. (“Gates”) and the other undersigned holders (the “Noteholders”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of the 9.75% Senior Secured Notes due 2014 issued by Geokinetics Holdings USA, Inc. (the “Notes”) and, if and as applicable, as lenders under that certain Amended and Restated Credit Agreement dated as of August 12, 2011 (the “Revolving Credit Facility”); and (iii) Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. (the “Preferred Equity Holders” and, together with the Company and the Noteholders, each referred to as a “Party” and collectively referred to as the “Parties”), each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of preferred equity interests in Geokinetics Inc. comprised of Series B-1 Senior Convertible Preferred Stock and Series C-1 Senior Preferred Stock (collectively, the “Preferred Equity”) as well as junior preferred equity interests in Geokinetics Inc. comprised of Series D Junior Preferred Stock (the “Series D Preferred Stock”).

WITNESSETH:

WHEREAS, representatives of the Company, Noteholders, and Preferred Equity Holders have agreed to the terms of a financial restructuring of the Company’s indebtedness and other obligations (the “Restructuring”), the principal terms of which are set forth in this Agreement and the accompanying term sheet, including exhibits, attached hereto as Exhibit A (the “Restructuring Term Sheet”);

WHEREAS, the Company intends to (i) commence voluntary cases (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (ii) file and use its reasonable best efforts to obtain confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization in the Chapter 11 Case that is consistent with the Restructuring Term Sheet and implements the terms of the Restructuring (such plan of reorganization, the “Chapter 11 Plan”), and (iii) file and use its reasonable best efforts to obtain approval by the Bankruptcy Court of a disclosure statement and related materials for the Chapter 11 Plan that are consistent with the Restructuring Term Sheet (the “Disclosure Statement”);

WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.  In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Restructuring Term Sheet shall govern.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.                                           General. Each of the Parties agrees and covenants that, on the terms and subject to the conditions set forth on the Restructuring Term Sheet:

(a)                                 it will negotiate in good faith (i) the documentation regarding the Restructuring or otherwise contemplated by the Restructuring Term Sheet, (ii) the Chapter 11 Plan, and (iii) the other documents contemplated hereby and thereby, and will use its reasonable best efforts to proceed expeditiously to complete such documents to the extent possible prior to the Chapter 11 Commencement Date (as defined below);

(b)                                 it will not (i) object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the acceptance or implementation of the Chapter 11 Plan, (ii) vote for, consent to, support, encourage, induce or participate in any way in the formulation of any other plan of reorganization or liquidation to be proposed, proposed or filed in any chapter 11 or chapter 7 case or under the insolvency laws of any foreign jurisdiction commenced in respect of the Company, (iii) directly or indirectly, in whatever jurisdiction, seek, solicit, support, induce, facilitate, encourage or engage in discussions with any person or entity concerning any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, administration, reorganization, composition, arrangement, merger, consolidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the success of the Restructuring contemplated by the Chapter 11 Plan or the Restructuring Term Sheet, (iv) participate itself, or in conjunction with others in the commencement of any involuntary bankruptcy proceedings against the Company, (vi) seek the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code or the conversion or dismissal of the Chapter 11 Case under section 1112 of the Bankruptcy Code, or (vii) take any other action, in the Chapter 11 Case or otherwise and in whatever jurisdiction, that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay, confirmation of the Chapter 11 Plan and consummation of the Restructuring;

(c)                                  it will take or cause to be taken all reasonable actions necessary to confirm and consummate the Chapter 11 Plan on the terms and subject to the conditions set forth in this Agreement and on the Restructuring Term Sheet.

Section 2.                                           Support for the Chapter 11 Plan.

(a)                                 Except as otherwise provided in this Agreement, the Company agrees and covenants that (i) it shall perform its commitments and other obligations under the Restructuring Term Sheet and (ii) in connection with the commencement of the Chapter 11 Case, it shall use its reasonable best efforts to (A) launch the solicitation of votes to accept or reject the Chapter 11 Plan required for confirmation of the Chapter 11 Plan (the “Solicitation”) prior to the date of the filing of the Company’s chapter 11 petitions (the “Chapter 11 Commencement Date”); provided, however, that if the Majority Noteholders (as defined below) determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, such Solicitation shall be performed by the Company during the Chapter 11 Case after approval of the Disclosure Statement by the Bankruptcy Court, (B) file the Chapter 11 Plan on the Chapter 11

Commencement Date, (C) seek approval of the Disclosure Statement and confirmation of the Chapter 11 Plan by the Bankruptcy Court as expeditiously as possible, (D) obtain any and all required regulatory and/or third-party approvals for the Restructuring, (E) not take any actions inconsistent with this Agreement, the Restructuring Term Sheet or the Chapter 11 Plan, and (F) take all other necessary actions to support the Chapter 11 Plan provided that nothing herein shall require the Company or its officers or directors to breach its, his or her fiduciary duties.

(b)                                 Except as otherwise provided in the Agreement, each of the Preferred Equity Holders agrees and covenants that it shall (i) perform its commitments and other obligations under this Agreement and the Restructuring Term Sheet, (ii) not object to any motions to be filed by the Company in connection with the Chapter 11 Case, so long as such motions are not inconsistent with the treatment of the Preferred Equity Holders as set forth in the Restructuring Term Sheet, (iii) not object to the Disclosure Statement, the solicitation of votes to accept the Chapter 11 Plan or confirmation of the Chapter 11 Plan, so long as the Disclosure Statement and Plan are not inconsistent with the treatment of the Preferred Equity Holders as set forth in the Restructuring Term Sheet, (iv) take or cause to be taken all reasonable actions necessary to ensure that the Company performs its commitments and other obligations under this Agreement and the Restructuring Term Sheet; (v) at every meeting of Preferred Equity Holders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Preferred Equity Holders, if applicable, attend such meeting in person or by proxy and/or to vote in  favor of, or consent to, the approval of the Restructuring, (vi) following receipt of the solicitation materials (the “Solicitation Materials”), promptly and timely exercise all votes to which it is entitled with respect to Preferred Equity to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Solicitation Materials (and will not withdraw or change such votes) and, to the extent such election is available, shall not elect on its ballot to preserve any claims (in respect of the claims that each Preferred Equity Holder may own) that may be affected by any releases provided for under the Chapter 11 Plan, and (vii) take or cause to be taken all reasonable actions necessary to fully cooperate with the Company and the Noteholders in implementing the terms of the Restructuring, including, without limitation, obtaining approval of the Chapter 11 Plan as expeditiously as possible.

(c)                                  Except as otherwise provided in the Agreement, so long as the Chapter 11 Plan is consistent with the Restructuring Term Sheet, including, without limitation, the terms of treatment of the Noteholders and other classes of creditors, each of the Noteholders agrees and covenants that it shall (i) perform its commitments and other obligations under the Restructuring Term Sheet, (ii) not object to any motions to be filed by the Company in connection with the Chapter 11 Case, so long as such motions are in form and substance substantially the same as the form approved by the Noteholders holding more than 50% of the aggregate principal amount of all Notes (the “Majority Noteholders”), (iii) not object to the Disclosure Statement, the solicitation of votes to accept the Chapter 11 Plan or confirmation of the Chapter 11 Plan, so long as the Disclosure Statement and the Chapter 11 Plan are in form and substance substantially the same as the form approved by the Majority Noteholders, (iv) following receipt of Solicitation Materials, promptly and timely exercise all votes to which it is entitled to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Solicitation Materials (and will not withdraw or change such votes) and, to the extent such election is available, shall not elect on its ballot to preserve any claims (in respect of the claims that each Noteholder may own) that may be affected by any releases provided for under the Chapter 11 Plan, and (v) take or cause to be taken all reasonable actions necessary to fully cooperate with the Company and the Preferred Equity Holders in implementing the terms of the Restructuring, including, without limitation, obtaining approval of the Chapter 11 Plan as expeditiously as possible.

(d)                                 Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Restructuring Term Sheet and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring as set forth in the Restructuring Term Sheet.

Section 3.                                           Representations and Warranties.

(a)                                 Each of the Parties severally, and not jointly, represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:

(1)                                 Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(2)                                 Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(3)                                 No Conflicts. The execution and delivery by it, and performance by it of the transactions contemplated by this Agreement, do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or bylaws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(4)                                 Governmental Consents. Except as contemplated by this Agreement and the Restructuring Term Sheet, the execution and delivery by it, and performance by it of the transactions contemplated by this Agreement, do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body.

(5)                                 Binding Obligation. This Agreement is the legally valid, and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(6)                                 Proceedings. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending or threatened against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

(b)                                 Each of the Preferred Equity Holders represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

(1)                                 Ownership. It is (i) the sole beneficial owner of the aggregate principal amount of the Preferred Equity set forth on the signature page hereto and/or the investment advisor or manager for the beneficial owners of such Preferred Equity, having the power to vote and dispose of such Preferred Equity on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Preferred Equity.

(2)                                 Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement or otherwise agreed to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in the Preferred Equity represented as owned or controlled by it on the signature pages hereto.

(c)                                  Each of the Noteholders represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

(1)                                 Ownership. It is (i) the sole beneficial owner of (a) the aggregate principal amount of the Notes and (b) as applicable, the aggregate principal amount owing under the Revolving Credit Facility (the “Revolving Lender Claims”) set forth on the signature page hereto and/or the investment advisor or manager for the beneficial owners of such Notes and, as applicable, Revolving Lender Claims, having the power to vote and dispose of such Notes and, as applicable, Revolving Lender Claims on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Notes and, as applicable, Revolving Lender Claims.

(2)                                 Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement or otherwise agreed to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in the Notes or, as applicable, the Revolving Lender Claims represented as owned or controlled by it on the signature pages hereto.

Section 4.                                           Covenants.

(a)                                 Each Preferred Equity Holder individually covenants that such Party shall not, directly or indirectly, (i) sell, pledge, hypothecate, or otherwise transfer any shares of (A) Preferred Equity or (B) shares of Series D Preferred Stock except to a purchaser or other entity who executes and delivers to the Company prior to the time of settlement of such transfer an agreement in writing to be bound by all the terms of this Agreement (which agreement shall include the applicable representations and warranties set forth in Section 3 hereof), or (ii) grant any proxies, deposit any of its Preferred Equity in a voting trust or enter into a voting or trading agreement with respect to the Preferred Equity.  Any transfer of any shares of Preferred Equity by a Preferred Equity Holder that does not comply with the procedure set forth in the foregoing sentence shall be deemed void ab initio.

(b)                                 Each Noteholder individually covenants that such Party shall not, directly or indirectly, sell, pledge, hypothecate, or otherwise transfer any Notes or, as applicable, Revolving Lender Claims, except to a purchaser or other entity who executes and delivers to the Company prior to the time of settlement of such transfer an agreement in writing to be bound by all the terms of this Agreement (which agreement shall include the applicable representations and warranties set forth in Section 3 hereof).  Any transfer of any Notes or Revolving Lender Claims by a Noteholder that does not comply with the procedure set forth in the foregoing sentence shall be deemed void ab initio.

(c)                                  This Agreement shall in no way be construed to preclude the Preferred Equity Holders or Noteholders from acquiring Notes or additional Notes, provided that the Parties hereto shall be given written notice by such transferee of such acquisition and any such Notes shall automatically be deemed to be subject to the terms of this Agreement.

(d)                                 Each Noteholder individually covenants that such Party: (i) will not exercise any rights under that certain Indenture dated as of December 23, 2009 (as amended, modified or supplemented from time to time, the “Indenture”) or, to the extent applicable, under the Revolving Credit Facility, or instruct U.S. Bank National Association, as the trustee under the Indenture (including any successors, assigns or agents, the “Trustee”) or, to the extent applicable, Whitebox Advisors LLC, as the Administrative Agent and Collateral Agent under the Revolving Credit Facility (including any successors, assigns or agents, the “Revolving Credit Agent”) to exercise any such rights except as consistent with this Agreement and the Restructuring Term Sheet, (ii) in the event of any action by the Trustee to enforce rights and remedies triggered by a Default or an Event of Default under (and as defined in) the Indenture, will direct the Trustee to forbear from exercising such rights and remedies, and (iii) to the extent applicable, in the event of any action by the Revolving Credit Agent to enforce rights and remedies triggered by a Default or an Event of Default under (and as defined in) the Revolving Credit Facility, will direct the Revolving Credit Agent to forbear from exercising such rights and remedies.

Section 5.                                           Termination by the Noteholders. This Agreement may be terminated by any Noteholder, or group of Noteholders, that beneficially owns or acts as the investment advisor or manager with respect to at least a majority of the aggregate principal face amount of the Notes that are subject to the terms of this Agreement on the occurrence of any of the following events, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties:

(a)                                 the Company fails to meet any of the milestones set forth below:(1)

(1)  If the Majority Noteholders determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, the milestones in this Section 5(a) shall be adjusted as follows:

(1)                                 the Company has not filed petitions commencing the Chapter 11 Case by January 31, 2013;

(2)                                 the Company has not filed the Chapter 11 Plan and the Disclosure Statement on the Chapter 11 Commencement Date;

(1)                                 the Company has not used its reasonable best efforts to commence the Solicitation on or before January 22, 2013, and in any event, the Solicitation is not commenced by January 31, 2013 (the “Solicitation Date”);

(2)                                 the Company has not filed petitions commencing the Chapter 11 Case by the date that is 14 days from the Solicitation Date;

(3)                                 the Company has not filed the Chapter 11 Plan and the Disclosure Statement on the Chapter 11 Commencement Date;

(4)                                 the entry of an order (the “Interim DIP Order”) approving debtor in possession financing pursuant to the terms set forth in the Restructuring Term Sheet (the “DIP Facility”) on an interim basis in form and substance acceptable to the Backstop DIP Lenders (as defined in the Restructuring Term Sheet) has not occurred by the date that is 10 days after the Chapter 11 Commencement Date;

(5)                                 the entry of a final order approving the DIP Facility in form and substance acceptable to the Backstop DIP Lenders has not occurred by the date that is 20 days after the entry of the Interim DIP Order;

(6)                                 the entry of an order or orders in form and substance acceptable to the Majority Noteholders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code has not occurred by the date that is 35 days after the Chapter 11 Commencement Date;

(7)                                 the effective date of the Chapter 11 Plan has not occurred by the date that is 50 days after the Chapter 11 Commencement Date.

(b)                                 the Company files a chapter 11 plan or any exhibits, amendments, modifications or supplements thereto that are not in form or substance acceptable to the Majority Noteholders;

(3)                                 the entry of the Interim DIP Order (as defined below) has not occurred by the date that is 10 days after the Chapter 11 Commencement Date;

(4)                                 the entry of a final order approving the DIP Facility (as defined below) in form and substance acceptable to the Backstop DIP Lenders has not occurred by the date that is 20 days after the entry of the Interim DIP Order;

(5)                                 the entry of an order by the Bankruptcy Court approving the Disclosure Statement in form and substance acceptable to the Majority Noteholders has not occurred by the date that is 40 days after the Chapter 11 Commencement Date;

(6)                                 the entry of an order or orders in form and substance acceptable to the Majority Noteholders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code has not occurred by the date that is 75 days after the Chapter 11 Commencement Date;

(7)                                 the effective date of the Chapter 11 Plan has not occurred by the date that is 90 days after the Chapter 11 Commencement Date.

(c)                                  an order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(d)                                 the Company’s exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(e)                                  entry of an order dismissing the Chapter 11 Case;

(f)                                   a change in the operations of the Company occurs that would have, or would reasonably be expected to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement and effect the Restructuring (a “Material Adverse Change”); provided however, that the filing of the Chapter 11 Case and the other transactions contemplated by the Restructuring Term Sheet shall not in and of itself constitute a Material Adverse Change;

(g)                                  any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring on the terms set forth in the Restructuring Term Sheet in a manner that cannot be reasonably remedied in a timely manner by the Company or the Noteholders or Preferred Equity Holders, as applicable;

(h)                                 the Company files or publicly announces its intention to file a chapter 11 plan or any exhibit, amendment, modification or supplement to the chapter 11 plan that contains terms or conditions that are not consistent with the Restructuring or the Restructuring Term Sheet;

(i)                                     the Company shall have breached its obligations under this Agreement in any material respect;

(j)                                    the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within thirty (30) days after the entry of such order;

(k)                                 the entry of an order by the Bankruptcy Court denying confirmation of the Chapter 11 Plan or the Chapter 11 Plan is withdrawn by the Company;

(l)                                     any of the Preferred Equity Holders has breached its obligations under this Agreement in any material respect;

(m)                             termination of this Agreement by the Preferred Equity Holders in accordance with Section 6 hereof;

(n)                                 the aggregate amount of all projected claims against the Company in the Chapter 11 Case, other than claims with respect to amounts owed under the Revolving Credit

Facility and the Notes, and other than claims for amounts typically accounted for as deferred revenue on the Company’s balance sheet, reasonably determined by the Majority Noteholders to be allowed claims exceeds $85.7 million; or

(o)                                 the conditions set forth in the Restructuring Term Sheet as the “Certain Closing and Other Conditions to the Restructuring” have not occurred and/or have not been waived by the Majority Noteholders.

Section 6.                                           Termination by the Preferred Equity Holders.  This Agreement may be terminated by any Preferred Equity Holder or group of Preferred Equity Holders that beneficially owns at least a majority of the shares of the Preferred Equity, solely with respect to such Preferred Equity Holder or group of Preferred Equity Holders, on the occurrence of any of the following events, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties; provided, however that any termination by a Preferred Equity Holder or group of Preferred Equity Holders pursuant to this section shall not terminate this Agreement or affect the obligations of the other Parties under this Agreement:

(a)                                 in the event that the Chapter 11 Plan, without the consent of the Preferred Equity Holders, provides for a treatment of the Preferred Equity Holders that is different than the Restructuring Term Sheet and such difference adversely affects in any material respect the treatment or value of the consideration provided to the Preferred Equity Holders;

(b)                                 Noteholders holding in excess of one third of the aggregate outstanding face amount of the Notes breach their obligations under this Agreement in any material respect;

(c)                                  an order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(d)                                 the Company’s exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(e)                                  the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within sixty (30) days after the entry of such order;

(f)                                   the entry of an order by the Bankruptcy Court denying confirmation of the Chapter 11 Plan or the Chapter 11 Plan is withdrawn by the Company; or

(g)                                  in the event that prior to February 15, 2013, American Securities and Gates have not executed an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock (as defined in the Restructuring Term Sheet); provided, however, that the Preferred Equity Holders, American Securities and Gates may extend such deadline by unanimous agreement; and provided further that unless so extended or unless notice of termination shall have been given by the Preferred Equity Holder as provided herein on or prior to February 15, 2013, this right to terminate shall be null and void and of no further force and effect.

Section 7.                                           Termination by the Company.  In the event that (a) the Noteholders holding in excess of one third of the aggregate outstanding face amount of the Notes breach their obligations under this Agreement in any material respect, or (b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring on the terms set forth in the Restructuring Term Sheet in a manner that cannot be reasonably remedied in a timely manner by the Company or the Noteholders or Preferred Equity Holders, as applicable, then the Company shall have the right to terminate this Agreement by delivering written notice of the occurrence of such event in accordance with Section 14 below to the other Parties.

Section 8.                                           Termination by American Securities and/or Gates.  In the event that American Securities and Gates have not jointly executed an agreement authorizing and approving the form of a shareholders’ agreement governing the rights of holders of New Common Stock (as defined in the Restructuring Term Sheet) immediately prior to the earlier of (a) the launch of the Solicitation and (b) the commencement of the Chapter 11 Cases, then this Agreement may be terminated by either American Securities or Gates, in the discretion of each resepctively, by delivering written notice of the occurrence of such event in accordance with Section 14 below to the Parties.

Section 9.                                           Effect of Termination.

(a)                                 On the delivery of the written notice referred to in Sections 5, 7 or 8 in connection with the valid termination of this Agreement, the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect. Upon termination of this Agreement, no Party (or any other party) shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to such termination.

(b)                                 On the delivery of the written notice referred to in Section 6 in connection with the valid termination of this Agreement, the obligations hereunder of the Party that has delivered notice pursuant to Section 6 (the “Terminating Party”) shall thereupon terminate and be of no further force and effect solely with respect to such Terminating Party. Upon termination of this Agreement pursuant to Section 6, no such Terminating Party shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to such termination.

Section 10.                                    Preparation of Restructuring Documents.  The Company shall instruct its counsel promptly to deliver to counsel to the each of the Noteholders and the Preferred Equity Holders for their review and comment prior to the earlier of their filing or mailing (w) the Chapter 11 Plan and Disclosure Statement, (x) the Bankruptcy Court orders to be prepared in connection therewith, (y) the Solicitation Materials, and (z) all other documents or agreements to be executed or implemented in connection therewith (collectively the, “Restructuring

Documents”), each of which Restructuring Documents shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and acceptable (i) to the Majority Noteholders in all respects, and (ii) to the Preferred Equity Holders in respect that the treatment of their holdings of the Preferred Equity is consistent with the Restructuring Term Sheet.  The Parties further agree that this Agreement is not a financial accommodation contract that would be unenforceable under section 365(c)(2) or the Bankruptcy Code, and each agrees not to take any contrary position in the Chapter 11 Case.

Section 11.                                    Good Faith Negotiation of Documents.  Each Party hereby further covenants and agrees to negotiate the Restructuring Documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

Section 12.                                    Amendments. This Agreement may not be modified, amended, or supplemented except in writing signed by the Parties.

Section 13.                                    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in federal court in the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 14.                                    Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, or messenger, or by facsimile or telecopy, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt, or (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to the Company:

Gary L. Pittman Geokinetics Inc. 1500 City West Blvd., Suite 800 Houston, Texas 77042 Telephone: (281) 848-6823 Facsimile: (713) 850-7330 with a copy to (which shall not constitute notice):	William (Bill) L. Moll, Jr. Geokinetics Inc. 1500 City West Blvd., Suite 800 Houston, Texas 77042 Telephone: (281) 848-6820 Facsimile: (713) 850-7330
Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attn: Sarah Link Schultz, Esq. Telephone: (214) 969-2800 Facsimile: (214) 969-4343	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attn: David P. Elder, Esq. Telephone: (713) 220-5800 Facsimile: (713) 236-0822
If to the Noteholders: Larry First American Securities Opportunities Advisors, LLC 299 Park Avenue 34th Floor New York, NY 10171	Jeffrey Gates Gates Capital Management, Inc. 1177 Avenue of the Americas 32nd Floor New York, NY 10036

with a copy to (which shall not constitute notice):

Brad Eric Scheler, Esq.

Jennifer Rodburg, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Telephone: (212) 859-8520

Facsimile: (212) 859-4000

If to the Preferred Equity Holders:

Avista Capital Holdings, L.P.

65 East 55th Street, 18th Floor

New York, N.Y.

Attn:  General Counsel

Telephone: (212) 593-6900

Facsimile: (212) 593-6901

and

Avista Capital Holdings, L.P.

1000 Louisiana

Houston, TX 77002

Attn:  Jeff Gunst

Telephone: (212) 328-1099

Facsimile: (212) 328-1097

with a copy to (which shall not constitute notice):

Steven D. Rubin, Esq.
Gardere Wynne Sewell LLP
Wells Fargo Plaza, Suite 3400
1000 Louisiana
Houston, TX 77002
Telephone: 713-276-5202
Facsimile: 713-276-6202

Section 15.            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior negotiations and agreements with respect to the subject matter hereof.

Section 16.            Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 17.            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that nothing contained in this paragraph shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 4.

Section 18.            Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach, such other parties shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

Section 19.            Several Not Joint Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 20.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 21.            No Waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.  Moreover, each of the Parties expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

Section 22.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier or email shall be as effective as delivery of a manually executed signature page of this Agreement.

Section 23.            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 24.            Effectiveness of this Agreement.  The effectiveness of this Agreement, and the respective obligations of the Parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of each of the Parties.

Section 25.            No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

Section 26.            Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement as a Noteholder in accordance with the terms of this Agreement as if such additional holder were an original named party hereto.

Section 27.            No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, a solicitation to the acceptance or rejection of a plan of reorganization for the Company. Acceptance of the Restructuring will not be solicited from any holder of Notes until it has received the disclosures required under or otherwise in compliance with applicable law.

Section 28.            Settlement Discussions. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

Section 29.            Consideration. It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations, and warranties set forth herein and in the Restructuring Term Sheet and the Indenture, no consideration shall be due or paid to the Parties for their agreement to support and vote to accept the Chapter 11 Plan in accordance with the terms and conditions of this Agreement.

Section 30.            Receipt of Adequate Information; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 31.            Mutual Assurances.  Each Party hereby covenants to the other Parties to use its reasonable best efforts, as expeditiously as possible, to perform its respective obligations under this Agreement and take such actions as may be reasonably necessary under this Agreement to consummate the Restructuring.  The Parties further agree to take such other actions as are reasonably necessary and appropriate to carry out the foregoing and to effectuate the Restructuring and evidence the Parties’ support of the Chapter 11 Plan and commitment to vote in favor of the Chapter 11 Plan including, without limitation, the execution and delivery of any transmittal letters, written consents, or other similar documents  containing customary terms and provisions, for distribution to the holders of any impaired claims against or interests in the Company.

Signature Pages Follow

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Dated:  January     , 2013

Geokinetics Inc.	Geokinetics USA, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Holdings USA, Inc.	Geokinetics International Holdings, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Services Corp.	Geokinetics Management, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Processing, Inc.	Geokinetics International, Inc.

By:	By:
Name:	Name:
Its:	Its:

Geokinetics Acquisition Company	Advanced Seismic Technology, Inc.

By:	By:
Name:	Name:
Its:	Its:

Dated: January , 2013	[Party]

Name:
Title:

Telephone:
Facsimile:

Aggregate principal amount of Revolving Lender Claims:

$

Aggregate principal amount of Noteholder Claims:

$

Aggregate number of Preferred Equity Interests:

$

Any other claims or interests against the Company:

EXHIBIT A

RESTRUCTURING TERM SHEET

GEOKINETICS INC.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING

This term sheet (the “Restructuring Term Sheet”) outlines certain of the principal economic terms of a proposed restructuring (the “Restructuring Transaction”) of the outstanding indebtedness of, and equity interests in, Geokinetics, Inc. and its direct and indirect domestic affiliates and subsidiaries (collectively, the “Company”).  The proposed terms and conditions set forth in this Restructuring Term Sheet are intended as an outline of certain material terms of the Restructuring Transaction.  This Restructuring Term Sheet does not include descriptions of all terms, conditions and other provisions that would be contained in definitive documentation related to a financial restructuring and is not intended to limit the scope of discussion or negotiation of any matters not inconsistent with the specific matters set forth herein.  The transactions contemplated by this Restructuring Term Sheet will be subject to the terms and conditions to be set forth in definitive documents at a later date.

This Restructuring Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of any restructuring or similar plan.

The Restructuring Transaction is intended to be effectuated through either a pre-packaged or pre-negotiated in-court restructuring and chapter 11 plan of reorganization described below.

This Restructuring Term Sheet is strictly confidential and may not be shared with any person.

I.                                        GENERAL

Company

Geokinetics Inc.; Geokinetics Holdings USA, Inc.; Geokinetics Services Corp.; Geokinetics Processing, Inc.; Geokinetics Acquisition Company; Geokinetics USA, Inc.; Geokinetics International Holdings, Inc.; Geokinetics Management, Inc.;  Geokinetics International, Inc.; and Advanced Seismic Technology, Inc.  The entities listed herein as the “Company” are based on the understanding that they include Geokinetics, Inc. and all of its direct and indirect domestic affiliates and subsidiaries.

Revolving Lenders

Lenders (collectively, “Revolving Lenders”) under the $50 million revolving credit facility (the “Revolving Credit Facility”) pursuant to that certain Amended and Restated Credit Agreement, dated as of August 12, 2011, and as amended from time to time, among the Company and the various financial entities signatory thereto.

Noteholders

Holders (collectively, “Noteholders”) of $300 million in principal amount of 9.75% senior secured notes (the “Senior Secured Notes”) due December 2014.  The holders of 50.1% or more in aggregate principal amount of the Senior Secured Notes shall be referred to herein as the “Majority Noteholders”.

Preferred Equity Holders

Holders (collectively, “Preferred Equity Holders”) of approximately $144 million in preferred equity interests in Geokinetics Inc. comprised of Series B-1 Senior Convertible Preferred Stock and Series C-1 Senior Preferred Stock (collectively, the “Preferred Equity Interests”).

1

Restructuring Transaction

Subject to the terms hereof, the Company shall file for chapter 11 relief in the District of Delaware (the “Bankruptcy Court”) and restructure its capital structure (the “Restructuring”) through a pre-packaged or pre-negotiated restructuring plan (the “Plan”) as determined by the Majority Noteholders.  The Plan shall be consistent with the terms of this Restructuring Term Sheet and satisfactory in form and substance to the Majority Noteholders.  The Majority Noteholders shall determine whether the Plan will be implemented through a pre-packaged chapter 11 case or a pre-negotiated chapter 11 case provided that regardless of such determination, the Company shall file the Plan and related disclosure statement and a bar date motion with the Bankruptcy Court on the same day the Company files its bankruptcy petitions (the “Petition Date”).  In light of the treatment of unsecured creditors provided herein and the execution of the Restructuring Support Agreement, the Company shall request that an official committee of unsecured creditors not be appointed in Company’s chapter 11 case.

Plan Support

The Majority Noteholders, and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P., holders of over two thirds of the Preferred Equity Interests, will enter into a plan support agreement (the “PSA”) with the Company wherein they will commit to support the Restructuring and the Plan.  This Restructuring Term Sheet will be an exhibit to the PSA and will be incorporated into the PSA in all respects.

II.                                   FINANCING

Debtor In Possession Financing

Up to $25 million of debtor in possession financing (“DIP Facility”), subject to a budget approved by the Backstop DIP Lenders (as defined and provided in Exhibit 1), shall be provided by Noteholders.  The opportunity to participate in the DIP Facility will be given to all Noteholders on a pro rata basis based on their holdings of the Senior Secured Notes.  American Securities Opportunities Advisors, LLC and Gates Capital Management, Inc. will backstop the entire amount of the DIP Facility based on their pro rata holdings of the Senior Secured Notes vis-à-vis each other.

The DIP Facility will be secured by liens junior to the Revolving Credit Facility and senior to all other liens, including, without limitation, the liens securing the Senior Secured Notes.

Pursuant to the Plan, on the effective date of the Plan (the “Effective Date”), all outstanding amounts under the DIP Facility shall be converted into newly issued shares of common stock of reorganized Geokinetics Inc. (the “New Common Stock”) at a 20% discount to Plan value (the “DIP Equity Distribution”) with such Plan value as agreed to by the Majority Noteholders and the Company.

A summary of the principal terms and conditions of the DIP Facility is set forth in the debtor in possession financing term sheet (the “DIP Term Sheet”) attached hereto as Exhibit 1.

2

Exit Facility

The reorganized Company will obtain exit financing (the “Exit Facility”) in an amount and on terms to be determined by the Majority Noteholders, to fund the cash requirements of the Plan, including without limitation, repayment of the $50 million outstanding under the Revolving Credit Facility plus accrued interest, and the post-confirmation operations of the Company’s business.

III.                              TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Administrative Expense Claims

All administrative expense claims will be paid in full, in cash, on the Effective Date; provided that, (i) administrative expense claims incurred in the ordinary course will be paid in accordance with their terms and (ii) fees and expenses of professionals retained under section 327 or 1103 of the Bankruptcy Code will be paid in accordance with the procedures established by the Bankruptcy Court.

Priority Tax Claims	All priority tax claims will be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Majority Noteholders.

Unsecured Priority Claims	All unsecured priority claims will be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Majority Noteholders.

DIP Facility	On the Effective Date, all outstanding amounts under the DIP Facility shall be converted into New Common Stock at a 20% discount to Plan value with such Plan value determined as set forth above.

Revolving Credit Facility

On the Effective Date, the $50 million in outstanding revolving loans plus any accrued interest(1) shall be satisfied in full with proceeds of the Exit Facility, or will be afforded such other treatment as agreed by the Revolving Lenders and the Majority Noteholders.

Senior Secured Notes

On the Effective Date, in exchange for their Senior Secured Notes, Noteholders shall receive their pro rata share of 100% of the New Common Stock (subject to dilution from the Management Incentive Plan (as detailed below) and the DIP Equity Distribution).

Preferred Equity Interests	On the Effective Date, in exchange for their Preferred Equity Interests, Preferred Equity Holders shall receive their pro rata share of a $6 million cash distribution.

Series D Preferred Stock	Holders of Series D Preferred Stock shall receive no distribution and their Series D Preferred Stock shall be canceled under the Plan.

Common Equity Interests	Holders of common stock shall receive no distribution and their equity interests shall be canceled under the Plan.

(1)  Interest shall accrue at the non-default contract rate.

3

Trade Claims and Other Unsecured Claims

The Company represents that trade and other unsecured claims scheduled by the Company in its bankruptcy schedules will not exceed $46 million in the aggregate and that claims of governmental units will not exceed $40 million in the aggregate.  Based on these representations, unless otherwise determined by the Majority Noteholders, all trade claims and other unsecured debt shall be paid in the ordinary course of business.

Releases and Exculpation

Management, the Board of Directors, the Revolving Lenders (and Agents under the Revolving Credit Facility), the Noteholders and the Preferred Equity Holders will receive mutual releases and exculpation (from each other and from the Company) on customary terms.  D&O coverage will continue without any lapses for new, continuing and departing directors and officers.

IV.                               CORPORATE GOVERNANCE AND MANAGEMENT

Board of Directors

Board of Directors (the “New Board”) to be determined by the Majority Noteholders.  The identities and affiliations of the members of the New Board will be disclosed to the Bankruptcy Court as required by the Bankruptcy Code.

Management	The senior management team of the reorganized Company will enter into new employment agreements that shall be satisfactory to the Majority Noteholders.

Management Incentive Plan

On or as soon as reasonably practicable after the Effective Date, a management incentive program (the “Management Incentive Program”) shall be adopted by the New Board to provide designated members of senior management of the Company with shares of, units representing shares of or the value of a share of, and/or options to purchase shares of, up to 10% of the New Common Stock.  The Management Incentive Program shall contain performance based and/or time-vesting grants and the specific identities of recipients, amounts and timing of grants and other terms and conditions will be determined by the New Board.

Shareholders Agreement

It shall be a condition to the Restructuring and the Majority Noteholders’ support of the Restructuring that prior to the earlier of the solicitation of votes to accept or reject the Plan or the commencement of the chapter 11 cases, American Securities Opportunities Advisors, LLC and Gates Capital Management, Inc. shall have reached mutual agreement as to the terms of a shareholders’ agreement for holders of New Common Stock.

4

Terms for Reorganized Company and New Common Stock

The New Common Stock will be issued pursuant to one or more exemptions from registration under federal and state securities laws and will: (i) not be registered and (ii) be transferable by the recipients thereof only under an effective registration statement or pursuant to an exemption from registration, including, without limitation, section 1145 of the Bankruptcy Code.  The Plan shall provide that the New Common Stock is being issued pursuant to section 1145 of the Bankruptcy Code.  The reorganized Company will initially be a private company.

The organizational structure of the reorganized Company shall be structured in the most tax efficient manner as determined by the Majority Noteholders (and the terms of the Plan shall be revised to the extent necessary to be consistent with any such structure).

Professional Fees and Expenses

All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall be paid by the Company on a current basis and prior to and as a condition to the Effective Date without need for a fee application or court approval.

Up to $75,000 in the aggregate of Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P.’s professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall be paid by the Company on a current basis and prior to and as a condition to the Effective Date without need for a fee application or court approval.

Corporate Governance Documents	Corporate governance terms to be determined by the Majority Noteholders in consultation with the Company.

V.                                    OTHER TERMS

Governing Law	New York

5

Certain Closing and Other Conditions to the Restructuring

The Restructuring shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Majority Noteholders, including, without limitation:

•                  The terms, conditions and circumstances of any and all documents relating to the Restructuring and the Company shall be acceptable to the Majority Noteholders in all respects and will have been reviewed and expressly approved by the Majority Noteholders.

•                  All of the Majority Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Company’s chapter 11 cases, shall have been paid by the Company as a condition to the Effective Date.

•                  The Company shall have provided the Majority Noteholders with full and complete access to the Company and its management.

•                  The Restructuring transactions shall be structured in the most tax efficient manner as determined by the Majority Noteholders, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Majority Noteholders.

•                  All requisite governmental or regulatory approvals for the Restructuring shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation (including, without limitation, timing) of the Restructuring.

•                  There is no material adverse change to the assets, liabilities, businesses or prospects of the Company which occurs or is discovered after the date of execution of the PSA.

•                  The amount of all projected claims against the Company, including, without limitation, all trade and other unsecured claims, but excluding claims for amounts owed under the Revolving Credit Facility and the Notes, and excluding claims for amounts typically accounted for as deferred revenue on the Company’s balance sheet, reasonably determined by the Majority Noteholders to be allowed claims shall not exceed $85.7 million in the aggregate.

6

EXHIBIT 1

DEBTOR-IN-POSSESSION FACILITY

Summary of Principal Terms and Conditions

This Summary of Principal Terms and Conditions outlines certain key terms of a proposed Debtor-in-Possession Facility by and among the Loan Parties, the DIP Agent and the DIP Lenders, each as described below (the “DIP Facility”). This term sheet (the “DIP Term Sheet”) is not binding on any party and does not contain all of the terms, conditions and other provisions of the transactions contemplated hereby.  As such, the terms and conditions set forth in this DIP Term Sheet are to be used solely as a basis for continued discussions and do not constitute a commitment to provide a financing commitment of any sort or to prepare, negotiate, execute or deliver such a commitment.  The DIP Term Sheet is in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.  All figures, terms, and conditions are subject to change or withdrawal at any time.  This DIP Term Sheet is confidential and is subject to the execution of definitive documents acceptable to the parties in their sole discretion.

I.                PARTIES

Debtor/Loan Parties:

Geokinetics Holdings USA, Inc. and its domestic direct and indirect subsidiaries, as debtors and debtors-in-possession in a case under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. commenced in the District of Delaware (such case, the “Case”).  Geokinetics Holdings USA, Inc. shall be the “Borrower” and Geokinetics Inc. (the “Parent”) and each of its direct and indirect domestic subsidiaries (other than the Borrower) shall be “Guarantors” of the DIP Obligations (the Borrower and Guarantors, collectively, the “Loan Parties”).

DIP Agent:	[ ](2)

DIP Lenders:

The Backstop DIP Lenders (as defined below) to provide (i) during the Interim Period (as defined below), the Interim Availability (as defined below) of Term Loans subject to the Approved Budget (as defined below) and (ii) upon entry of the Final DIP Order (as defined below), the Final Availability (as defined below) of the Term Loans subject to the Approved Budget; provided that each beneficial holder of the 9.75% Senior Secured Notes Due 2014 (the “Senior Notes”) [that is an accredited investor] will have an opportunity prior to entry of the Final DIP Order to elect to be a lender under the DIP Facility and to fund a portion of the aggregate Term Loans under the DIP Facility based on such holder’s pro rata share of the principal amount of the Senior Notes held by such holder (such electing holders, together with the Backstop DIP Lenders, the “DIP Lenders”).

Backstop DIP Lenders:

American Securities Opportunities Advisors, LLC (“Am Sec”) and Gates Capital Management, Inc. (“GCM” and together with Am Sec, the “Backstop DIP Lenders”) shall backstop the entire DIP Facility (including (i) as to elections of other DIP Lenders to become DIP Lenders and (ii) as to any defaulting DIP Lender that fails to fund its portion of the DIP Facility) based on their pro rata holding of Senior

(2)  DIP Agent to be determined by the Majority Noteholders.

1

Notes vis-a-vis each other.

II.           DIP FACILITY(3)

Type and Amount:

A superpriority debtor-in-possession term loan facility in an aggregate principal amount of up to $25,000,000 (the “Term Loan” and together with all other obligations under the DIP Facility, the “DIP Obligations”), subject to the Approved Budget (as defined below) and other limitations set forth below, secured by liens junior to the Revolving Credit Facility (as defined below) and senior to all other liens, including, without limitation, the liens securing the Senior Notes (as defined below).

DIP Closing Date:	Closing to occur upon satisfaction (or waiver by the Backstop DIP Lenders in their sole discretion) of the conditions under “Closing Conditions” below.

DIP Maturity Date:

The date that is the earlier to occur of: (a) four (4) months after the DIP Closing Date; (b) the date the DIP Obligations are accelerated pursuant to the terms of the DIP Documentation (defined below), whether at stated maturity, upon an Event of Default or otherwise; and (c) the effective date of the Loan Parties’ confirmed chapter 11 plan.

Availability:

Up to $25,000,000 of the Term Loan shall be available to the Borrower during the term of the DIP Facility subject to terms and conditions set forth in the DIP Documentation and the Approved Budget (as defined below); provided that: (a) after entry of the Interim Order, in form and substance satisfactory to the Backstop DIP Lenders, but prior to the entry of the Final DIP Order, the Borrower shall only be permitted to request and receive an amount not to exceed, as of any date of determination, the lesser of (i) $15,000,000 and (ii) the amount authorized by the Bankruptcy Court pursuant to the Interim DIP Order (“Interim Availability”) to be funded by the Backstop DIP Lenders);(4) (b) upon entry of the Final DIP Order approving the Adequate Protection (as defined below) and otherwise in form and substance satisfactory to the Backstop DIP Lenders, subject to the terms and conditions of the DIP Documentation, the Borrower shall only be permitted to request and receive an amount not to exceed, as of any date of determination, $25,000,000 minus the aggregate amount borrowed during the Interim Period (“Final Availability”)(5) to be funded by the Backstop DIP Lenders (or, to the extent funded pursuant to the election of other Senior Noteholders, the other DIP Lenders); and (c) each borrowing shall be requested and made in accordance with the Approved Budget (as defined below) and subject to the satisfaction of the conditions precedent in the DIP Documentation.   For the avoidance of doubt, (x) if the Final DIP Order does not approve the Adequate Protection or the Final DIP Order is not otherwise in form and

(3)  In the event the Majority Noteholders determine to proceed with a pre-packaged chapter 11 filing, the type and amount, maturity date and availability, as well as other applicable terms will be modified to address the shorter duration of the Case.

(4)  The “Interim DIP Order” means any order entered by the Bankruptcy Court in the Case approving the DIP Facility on an interim basis.

(5)  The “Interim Period” means the period from the DIP Closing Date through entry of the order by the Bankruptcy Court in the Case approving the DIP Facility on a final non-appealable basis (the “Final DIP Order”).

2

substance satisfactory to the Backstop DIP Lenders, the DIP Lenders shall have no commitment to make any additional loans and all availability under the DIP Facility shall be eliminated and (y) the Backstop DIP Lenders shall not be required to make any Loans in excess of the Interim Availability (during the Interim Period) or the Final Availability (after the Interim Period) for any reason, including, without limitation, to pay the fees and expenses of estate-retained professionals.

Purpose:

Upon entry of the Interim DIP Order, the proceeds of the Term Loan shall be used to fund the working capital needs and general corporate purposes of the Borrower (including, without limitation, costs related to the Case) and for such other purposes as agreed by the Borrower and Backstop DIP Lenders.  Use of the proceeds of the Term Loan pursuant to this paragraph each shall be subject to availability pursuant to the preceding section entitled “Availability”.  None of the proceeds may be used to challenge, as opposed to investigate, the validity, perfection, priority, extent or enforceability of the Senior Notes, or the liens or security interests securing the obligations under the Senior Notes or to pursue any causes of action of any kind against the Collateral Trustee and/or the Indenture Trustee for the Senior Notes, or the holders of the Senior Notes (the “Senior Noteholders”).  To the extent an official committee of unsecured creditors is appointed in the Case, no more than $25,000 of any proceeds or cash collateral shall be used by counsel to the official committee, if any, to investigate, but not prosecute, the validity, perfection, priority, extent or enforceability of the Senior Notes or the liens or security interests securing the obligations under the Senior Notes.  The Loan Parties shall waive the right to investigate and challenge the validity, perfection, priority, extent or enforceability of the Senior Notes (and the liens and claims granted thereunder) and shall waive any and all claims of any kind against the Collateral Trustee, the Indenture Trustee and Senior Noteholders (subject to the rights of the official committee, if any, to commence any action against the Collateral Trustee, the Indenture Trustee and/or the Senior Noteholders within 15 days of the committee’s appointment).  Notwithstanding anything herein, the Loan Parties shall not be entitled to use the proceeds of the Term Loan in any way or for any purpose other than as explicitly set forth in the Approved Budget and the DIP Documentation.

III.      CERTAIN ECONOMIC TERMS

Interest Rate:	The outstanding DIP Obligations shall bear interest at a rate equal to 9.25% per annum and shall be paid in cash on the last business day of each month.

DIP Agent Fees:	$[ ].(6)

Transaction Fees:	None.

(6)  Fees of DIP Agent will depend on the DIP Agent selected by the Backstop DIP Lenders.

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IV.       COLLATERAL

Collateral:

The DIP Lenders shall be granted pursuant to sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, continuing, valid, binding, enforceable, non-avoidable, and automatically perfected post-petition security interests (the “DIP Liens”), which are junior to the security interests securing the revolving loans pursuant to the Amended and Restated Credit Agreement dated as of August 12, 2011 by and among the Borrower, Parent, Administrative Agent and Collateral Agent and the lenders party thereto from time to time (collectively, the “Revolving Lenders”) (the “Revolving Credit Facility”), and senior and superior in priority to all other secured and unsecured creditors of the Loan Parties’ estate, upon and to be upon all real and personal property(7) of the Loan Parties now owned or hereafter acquired and all other property of whatever kind and nature (whether pre or post petition), in each case, that is pledged as collateral or is otherwise subject to a lien or security interest under any security document constituting part of the DIP Documentation (as defined below) or any order of the Bankruptcy Court in the Case relating to working capital needs and general corporate purposes of the Borrower (including, without limitation, costs related to the Case) (collectively, the “Collateral”), including, without limitation, the Interim DIP Order and/or Final DIP Order (each such financing order is individually and collectively, a “DIP Order”); provided, however, all liens and security interests securing the DIP Obligations shall be subject to: (a) so long as no Event of Default has occurred, allowed professional fees and expenses in the Case incurred prior to the occurrence of an Event of Default, subject to entry of a customary order of the Bankruptcy Court;(8) (b) following an Event of Default, allowed professional fees and expenses in the Case, which expenses and fees were incurred solely following such Event of Default, in an aggregate amount not to exceed $2,500,000; and (c) United States Trustee’s fees pursuant to 28 U.S.C. 1930(a)(6) and 31 U.S.C. 3717 (the fees and expenses described in this paragraph, collectively, the “Carve-Out”); and provided, further, however, any liens and security interests in Avoidance Actions shall be granted only pursuant to the Final DIP Order and shall not be granted pursuant to any Interim DIP Order.   As used herein, the term “Avoidance Actions” means any and all claims or causes of action arising under Chapter 5 (other than Section 506(c) or Section 724(a)) of the Bankruptcy Code to avoid transfers, preserve or transfer liens or otherwise recover property of the estate and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.  “Avoidance Actions” do not include claims or causes of action pursuant to Section 549 of the Bankruptcy Code and the proceeds thereof, to the extent the transfer avoided was of an asset otherwise constituting Collateral securing the Senior Notes on the Petition Date.

For the avoidance of doubt, liens and security interests granted pursuant to Bankruptcy Code section 364(d) shall mean any liens or security

(7)  Personal property includes cash, deposit accounts, negotiable instruments and other cash equivalents.  Personal property also includes Avoidance Actions (as defined below).

(8)  For the avoidance of doubt, fees and expenses incurred prior to an Event of Default by a court-approved professional, regardless of whether an order has been entered approving such fees and expenses shall be included in this section “ (a) ”, but no fees or expenses shall be paid unless and until such time as an order is entered approving such fees and expenses.

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interests subordinate and junior to the liens and security interests securing the loans and other obligations under the Revolving Credit Facility in existence and equal or senior in priority to valid and enforceable liens and security interests in existence on Petition Date in the Collateral that are perfected and unavoidable on the Petition Date (or perfected after the Petition Date pursuant to Bankruptcy Code section 546(b)).

For the avoidance of doubt, subject to (a) the Carve-Out, and (b) as to the Avoidance Actions, upon entry of the Final DIP Order, the Collateral includes all of the assets of the Loan Parties existing on the date of the filing by Loan Parties of the petition(s) with respect to the Case (the “Petition Date”) and all of the assets of Loan Parties arising or acquired after the Petition Date, including, without limitation, Avoidance Actions.

Subject to the Carve-Out, all DIP Obligations will constitute allowed super-priority administrative expense claims in the Case having priority over all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code (other than any administrative expenses claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code to extent provided to Revolving Lenders and Agents  under the Revolving Credit Facility, in which case, such claims of the Revolving Lenders and Agents shall have priority over all of such claims owned by the DIP Agent and DIP Lenders).

Except for the DIP Orders, no filing with any governmental authority, delivery of possessory collateral, establishment of “control” or other action shall be required with respect to perfection of the DIP Liens; and no endorsement of any insurance policies to include a lender’s loss payable clause, or to name the DIP Agent as additional insured, shall be required in respect of the DIP Facility; provided that Company shall make such filings and take such other actions as the Backstop DIP Lenders may reasonably request, subject to the cooperation of the Collateral Trustee, if required.

V.            ADEQUATE PROTECTION

Adequate Protection (Senior Notes):

Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Collateral Trustee (insofar as acting on behalf of the Indenture Trustee and the Senior Noteholders), the Indenture Trustee for the Senior Notes, and the Senior Noteholders shall be granted the following as adequate protection (collectively, the “Adequate Protection”) of their respective prepetition security interests and in connection with the use of cash collateral, the consensual priming specified herein and any diminution in the value of collateral securing the Senior Notes and the pre-petition security interests of the Collateral Trustee (insofar as acting on behalf of the Indenture Trustee and the Senior Noteholders), Indenture Trustee and Senior Noteholders, whether or not such diminution in value results from the sale, lease or use by the Loan Parties of the collateral securing the Senior Notes, including, without limitation, cash collateral or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise:

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(a) Note Adequate Protection Lien. Without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Collateral (the “Note Adequate Protection Liens”), subject and subordinate only to (x) the liens securing the Revolving Credit Facility, (y) the Carve-Out and (z) the liens securing the DIP Facility.

(b) Super-Priority Claim. Subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agent and the DIP Lenders under the DIP Facility, provided that the Indenture Trustee and the Senior Noteholders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder unless and until the obligations under the DIP Facility and Revolving Credit Facility have indefeasibly been paid in cash in full.

(c) Professional Fees and Expenses.  Payment of the costs and expenses of the Indenture Trustee for the Senior Notes, and the Backstop DIP Lenders, including, without limitation, the professional fees and expenses of Fried, Frank, Harris, Shriver and Jacobson LLP.  No fee application or court approval shall be required and payment upon delivery of an invoice shall be sufficient.  These fees and expenses shall be paid on a current basis during the Case and, to the extent not so paid, shall be a condition to the effective date of any chapter 11 plan.

(d) Waiver of Claims.  The Loan Parties shall acknowledge the Borrower’s indebtedness under the Senior Notes and shall waive all claims it may have against the Indenture Trustee and Senior Noteholders under the Senior Notes.

Adequate Protection (Revolving Credit Facility):

Pursuant to sections 361 and 363(e) of the Bankruptcy Code, the Agents and Revolving Lenders under the Revolving Credit Facility shall be granted the following as adequate protection (collectively, the “Revolver Adequate Protection”; together with Note Adequate Protection, the “Adequate Protection”) of their respective prepetition security interests and in connection with the use of cash collateral, and any diminution in the value of collateral securing the Revolving Credit Facility and the pre-petition security interests of the Agents and the Revolving Lenders under the Revolving Credit Facility, whether or not such diminution in value results from the sale, lease or use by the Loan Parties of the collateral securing the Revolving Credit Facility, including, without limitation, cash collateral or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise:

(a) Adequate Protection Lien. Without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Collateral (the “Revolver Adequate Protection Liens”), subject and subordinate only to the Carve-Out.

(b) Super-Priority Claim. Subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section

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507(b) of the Bankruptcy Code, senior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agent and the DIP Lenders under the DIP Facility and held by the Indenture Trustee and Noteholders and senior to the superpriority administrative expense claims under section 507(b) of the Bankruptcy Code provided to Indenture Trustee and Noteholders.

(c) Professional Fees and Expenses.  Payment of the reasonable fees and expenses of the attorneys for the Agents and Revolving Lenders under the Credit Facility.  No fee application or court approval shall be required and payment upon delivery of an invoice shall be sufficient.

VI.       CERTAIN CONDITIONS

Closing Conditions:

The DIP Facility shall be conditioned upon the satisfaction of conditions precedent usual and customary for facilities and transactions of this type as agreed to by the Loan Parties and the Backstop DIP Lenders.  In addition, the following conditions shall also be satisfied as a condition to the effectiveness of the DIP Facility and the DIP Lenders’ commitment to make DIP Loans during the Interim Period:

Each Loan Party shall have executed and delivered satisfactory to the Backstop DIP Lenders definitive financing documentation for the DIP Facility (the “DIP Documentation”).  Also, such DIP Documentation shall confirm that all representations and warranties in the DIP Documentation are accurate in all material respects.

The DIP Agent and the Backstop DIP Lenders shall have received (i) a detailed 2013 budget with back-up and schedules and (ii) an initial thirteen-week cash flow forecast for the period beginning with the week which includes the Petition Date through the thirteenth week thereafter, in each case in form and substance satisfactory to the Backstop DIP Lenders (the “Initial Approved Budget”).(9)  The Borrower shall not pay current interest on the Revolving Credit Facility or the Senior Notes during the Case and the Approved Budget shall so reflect this.  All interest earned under the Revolving Credit Facility and the Senior Notes shall accrue during the Case and shall be added to the pre-petition claim amount of the holders thereof to be satisfied in accordance with the Plan (as defined below).

The Interim DIP Order shall have authorized (i) the Borrower to pay to the Backstop DIP Lenders (as applicable) from proceeds of the DIP Facility or from other funds at closing all actual expenses required to be paid for which invoices have been presented on or before the DIP Closing Date including, without limitation, the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP and (ii) the DIP Loans to be made during the Interim Period consistent with the provisions hereof.

(9)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Initial Approved Budget; however, the fees and expenses of estate-retained professionals, and the incurrence of Term Loans for the payment thereof, shall not be subject to the Initial Approved Budget or any other Approved Budget (as defined below).

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All approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties shall have been obtained on terms satisfactory to the Backstop DIP Lenders and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the DIP Facility or the transactions contemplated hereby.

The Backstop DIP Lenders shall have received title reports and UCC lien and intellectual property related search results with respect to the Collateral indicating no material liens other than the Priority Liens subject to the Collateral Trust and Intercreditor Agreement, dated as of December 23, 2009 (the “Collateral Trust and Intercreditor Agreement”), among Borrower, the guarantors from time to time party thereto, the Priority Debt Representatives (as defined therein) and U.S. Bank National Association, as collateral trustee.

The Borrower shall have provided the Backstop DIP Lenders a copy of all motions to be filed on the Petition Date by the Borrower with the Bankruptcy Court as soon as possible and in no event later than the DIP Closing Date.

The form and substance of any motion submitted to the Bankruptcy Court requesting approval of the DIP Facility shall be satisfactory to the Backstop DIP Lenders.

The Bankruptcy Court shall have entered the Interim DIP Order, in form and substance satisfactory to the Backstop DIP Lenders, which shall not be subject to any stay or injunction or otherwise be subject to reversal on appeal as to any funded portion of the DIP Facility.

The Borrower shall have filed a chapter 11 plan and related disclosure statement on the date of the filing of the Borrower’s chapter 11 petitions, which plan shall be consistent with the Restructuring Term Sheet and Restructuring Support Agreement in all respects (the “Plan”) and shall be, in form and substance, satisfactory to the Backstop DIP Lenders.

For the sake of clarity, (a) no assignments to the DIP Agent or the DIP Lenders of the Priority Liens, and no consent by existing holders of Priority Lien Obligations (whether by Act of Instructing Debtholders (as defined in the Collateral Trust and Intercreditor Agreement) or otherwise), will be required as a condition to advances under the DIP Facility, and (b) the DIP Obligations will not, and will not be required to, constitute Priority Lien Obligations under the Collateral Trust and Intercreditor Agreement.

With respect to DIP Loans to be made during the Interim Period (in addition to satisfaction of the above conditions):

All representations and warranties in the DIP Documentation are accurate in all respects after giving effect to each advance (unless such representations and warranties were made as of an earlier date in which case such representations and warranties shall be accurate in all respects

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as of such earlier date) and no default or event of default is in existence at the time of, or after giving effect to the making of, such advance.

The amount of any advance is consistent with the Approved Budget.(10)

Additional Advance Conditions After Interim Period

(a) The Closing Conditions have been satisfied.

(b) The Bankruptcy Court shall have entered the Final DIP Order, in form and substance satisfactory to the Backstop DIP Lenders, which Final DIP Order shall be in full force and effect and which shall not have been reversed, vacated, or stayed and shall not have been amended, supplemented, or otherwise modified in a manner adverse to the Backstop DIP Lenders without the prior written consent of the Backstop DIP Lenders.

(c) All representations and warranties in the DIP Documentation are accurate in all material respects after giving effect to each additional advance (unless such representations and warranties were made as of an earlier date in which case such representations and warranties shall be accurate in all respects as of such earlier date) and no default or event of default is in existence at the time of, or after giving effect to the making of, such additional advance.

(d) The amount of any advance is consistent with the applicable updated thirteen week cash flow forecast and related supporting schedules that have been approved by the Backstop DIP Lenders (collectively, the “Approved Budget”).(11)

VII.  CERTAIN DOCUMENTATION MATTERS

DIP Documentation:	All documents relating to the DIP Facility, including, without limitation, the DIP Documentation and DIP Orders, shall be in form and substance satisfactory to the Backstop DIP Lenders.

Funding Conditions, Representations, Warranties, Covenants, Prepayments:

DIP Documentation to contain conditions to funding, reporting requirements and provision of financial statements, representations, warranties, covenants, and prepayments customary for financings of this type and other terms as agreed to by the Loan Parties and the Backstop DIP Lenders.

While the DIP Facility is outstanding, the Loan Parties shall submit (i) an updated thirteen-week cash flow forecast on a weekly basis that is acceptable to the Backstop DIP Lenders, and a comparison of actual performance to projections for the prior week and the prior cumulative four-week period and an explanation for any variance or other

(10)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Approved Budget; however, the fees and expenses of estate-retained professionals, or the incurrence of Term Loans for the payment thereof, shall not be subject to the Approved Budget or any variance testing thereunder.

(11)  For the avoidance of doubt, estate-retained professionals will estimate their anticipated fees and expenses to be included within the Approved Budget; however, the fees and expenses of estate-retained professionals, or the incurrence of Term Loans for the payment thereof, shall not be subject to the Approved Budget or any variance testing thereunder.

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information and (ii) any material changes to the 2013 budget or Approved Budget, which must be acceptable to the Backstop DIP Lenders.

Events of Default

Usual events of default, including, but not limited to, payment, cross-default to post-petition obligations, violation of covenants, breach of representations or warranties, judgment, ERISA, environmental, change of control, loss of material permits, licenses and regulatory approvals and other events of default which are usual and customary in facilities of this nature, modified as necessary to reflect the commencement of the Case.

In addition, an event of default shall occur if: (i) the Case shall be dismissed or converted to a chapter 7 case; a chapter 11 trustee or an examiner with enlarged powers shall be appointed; any other superpriority administrative expense claim which is senior to or pari passu with the DIP Lenders’ claims shall be granted (other than to Revolving Lenders and Agents under the Revolving Credit Facility); the Interim DIP Order or the Final DIP Order, as the case may be, shall be stayed, amended, modified, reversed or vacated; (ii) a plan shall be confirmed in the Cases which is inconsistent with the Restructuring Term Sheet or the Restructuring Support Agreement; or the Loan Parties shall take any action, including, without limitation, the filing of an application, in support of any plan that is inconsistent with the Restructuring Term Sheet or the Restructuring Support Agreement, or any person other than the Loan Parties shall do so and such application is not contested in good faith by the Loan Parties; or (iii) an official committee, if any, or any other party seeks leave to file an action challenging the validity, perfection, priority, extent or enforceability of the DIP Documentation (and the liens and claims granted thereunder).

Milestones

In addition, an event of default shall occur upon the failure to achieve any of the following milestones in the pre-packaged Case:(12)

•      the Borrower shall have used its reasonable best efforts to send the solicitation materials to all Senior Noteholders and all holders of the Preferred Equity Interests on or before January 22, 2013, and in no event later than January 31, 2013 (the “Solicitation Date”);

•      the Company shall have filed petitions commencing the Case by

(12)  If the Majority Noteholders determine that the Company should pursue a pre-negotiated Chapter 11 Plan rather than a prepackaged Chapter 11 Plan, the milestones in this section shall be adjusted as follows:

•  the Borrower shall have filed petitions commencing the Case by January 31, 2013;

•  the Borrower shall have filed the Plan and related disclosure statement on the Petition Date;

•  the Bankruptcy Court shall have entered the Interim DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders, within 10 days after the Petition Date;

•  within 20 days after the entry of the Interim DIP Order, the Bankruptcy Court shall have entered the Final DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders;

•  on or prior to 40 days following the Petition Date, the Loan Parties shall have obtained an order of the Bankruptcy Court approving the disclosure statement, which is in form and substance satisfactory to the Backstop DIP Lenders;

•  on or prior to 75 days following the Petition Date, the Loan Parties shall have obtained an order of the Bankruptcy Court confirming the Plan, which is in form and substance satisfactory to the Backstop DIP Lenders;  and

•  on or prior to 90 days following the Petition Date, the effective date of the Plan shall have occurred.

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the date that is 14 days from the Solicitation Date;

•                  the Borrower shall have filed the Plan and related disclosure statement by the Petition Date;

•                  the Bankruptcy Court shall have entered the Interim DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders, within 10 days after the Petition Date;

•                  within 20 days after the entry of the Interim DIP Order, the Bankruptcy Court shall have entered the Final DIP Order, which is in form and substance satisfactory to the Backstop DIP Lenders;

•                  on or prior to 35 days following the Petition Date, the Loan Parties shall have obtained an order or orders in form and substance acceptable to the Backstop DIP Lenders by the Bankruptcy Court confirming the Plan; and

•                  on or prior to 50 days following the Petition Date, the effective date of the Plan shall have occurred.

Remedies:

Upon occurrence and during the continuance of an Event of Default, the Backstop DIP Lenders may suspend or terminate all commitments under the DIP Facility.  Following 3 days notice of such Event of Default to the Borrower, the official committee of unsecured creditors appointed in the Case, if any, and the U.S. Trustee, unless such Event of Default is cured within such time or an order of the Bankruptcy Court is entered to the contrary, the DIP Lenders shall be relieved from the automatic stay (without the need for further court order) to exercise remedies under the DIP Facility and the Borrower’s right to use cash collateral shall thereupon terminate pending further order of the Bankruptcy Court.

Voting:

Amendments, consents and waivers under the DIP Documentation will be subject to the approval of the DIP Lenders holding at least 70.0% of the aggregate principal amount of the outstanding Term Loans (other than with respect to amendments to provisions that typically require consent of each affected DIP Lender).

Expenses and Indemnification:

The Borrower shall pay: (a) all actual out-of-pocket expenses of the DIP Agent and the Backstop DIP Lenders (i) associated with the preparation, negotiation, execution and delivery of this term sheet and associated with the preparation, negotiation, execution, delivery and administration of the DIP Documentation and any amendment or waiver with respect thereto (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel), and (ii) incurred by the DIP Agent and the Backstop DIP Lenders in connection with the Case (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel); and (b) all actual out-of-pocket expenses of the DIP Agent and the Backstop DIP Lenders (including, without limitation, the fees, disbursements and other charges of professionals and/or counsel) in connection with the enforcement of the DIP Documentation.

Assignments, Participations, Etc.:

The DIP Lenders shall be permitted to sell or assign their rights and obligations under the DIP Documentation, or any part thereof, to any person or entity without the consent of the Loan Parties; provided, however, that each of the Backstop DIP Lenders agrees not to make any such sale or assignment if as a result thereof the Backstop DIP Lenders or their affiliates would not hold a majority of the Term Loans and

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commitments under the DIP Facility and in any event, may not assign their “backstop” obligations described herein (except to their affiliates), including in the section entitled “Backstop DIP Lenders” above.  The DIP Lenders shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without consent of the Loan Parties.

Governing Law:	State of New York, except as governed by the Bankruptcy Code.

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